EXHIBIT 99.1

                                  PRESS RELEASE


FOR IMMEDIATE RELEASE


NYMAGIC, INC. REPORTS ON RECENT EVENTS, INCLUDING FINANCIAL RESULTS FOR THE FOURTH-QUARTER ENDED DECEMBER 31, 2002


         New York, February 19, 2003. NYMAGIC, INC. (NYSE: NYM) reported today the results of consolidated operations for the fourth quarter and for the year ended December 31, 2002 and certain other recent events affecting the Company.

         FINANCIAL RESULTS

         George R. Trumbull, Chairman and Chief Executive Officer, announced that net earnings for the fourth quarter of 2002 totaled $20.6 million, or $2.20 per diluted share, compared with $2.4 million, or $.26 per diluted share, for the fourth quarter of 2001. Net earnings for the year ended December 31, 2002 totaled $28.7 million, or $3.08 per diluted share, compared with a net loss of $13.1 million, or $1.42 per diluted share, for the year ended December 31, 2001. Included in the net loss for the prior year were after tax losses of $9.0 million, or $.98 per diluted share, resulting from the World Trade Center terrorist attack.

         The Company reported net realized investment gains after taxes of $8.0 million, or $.86 per diluted share, and $1.0 million, or $.11 per diluted share, for the fourth quarter ended December 31, 2002 and 2001, respectively. Net realized investment gains after taxes of $5.5 million, or $.59 per diluted share, and $1.9 million, or $.20 per diluted share, were reported for the year ended December 31, 2002 and 2001, respectively.

         In the fourth quarter of 2002, the Company completed the withdrawal from its London operations which resulted in a benefit of $9.3 million, or $.99 per diluted share, resulting primarily from the realization of certain tax benefits. The Company previously recorded in the second quarter ending June 30, 2002, a charge of $1.0 million after taxes, or $.11 per share, related to the reorganization of the Company's management structure. The year ended December 31, 2001 included a charge for the write down of deferred tax assets of $2.9 million, or $.31 per diluted share, resulting from the discontinuance of underwriting in the Company's London operations that was previously recorded in the third quarter ending September 30, 2001.

         Mr. Trumbull commented, "We are pleased with the most recent quarter results from operations, which were achieved despite the occurrence of a large number of losses within the ocean marine industry. Our core lines of business continue to reflect strong premium growth from both rate and volume increases. Excluding premiums from runoff lines (aviation and London operations), gross and net premium writings would have increased by 27% and 41%, respectively, in the fourth quarter of 2002 over the same period of the prior year.

                                                                    EXHIBIT 99.1


         "Our balance sheet remains strong with all of the Company's fixed income and short term investments being rated as investment grade.

         "Our combined ratio has improved to 97.5% for the 2002 year compared with 142.9% for 2001. This is the lowest combined ratio the Company has seen in years. The improvement occurred in both the expense and loss ratios.

         "Cash flow from operations in 2002 reached an impressive $65 million. Net investment income in 2002 was down overall due to a lower interest rate environment; however, net investment income in the fourth quarter of 2002 was up 2% over the same period in 2001 reflecting approximately $1.0 million in income derived from alternative investments," Mr. Trumbull stated.


OTHER RECENT EVENTS

         Mr. Trumbull commented further, "During the past few months, we have also accomplished a number of other important corporate objectives.

         "First, and as previously announced on February 3, we negotiated an agreement with Conning Capital Partners, an affiliate of Swiss Re, whereby Conning made a substantial investment in our Company. Conning is a prominent investor in insurance and other financial services companies, and we believe that Conning's knowledge, expertise and industry contacts will be of significant value to NYMAGIC.

         "Second, and partly as a result of Conning's investment, NYMAGIC repaid all of its remaining bank debt. This released the Company from various restrictive covenants contained in the bank credit agreement.

         "Third, we continued to reposition the Company's investment portfolio. As part of this, alternative investments have increased to approximately $40 million, and we are pleased that the yield on these investments added considerably to fourth quarter investment income. On another front, we sold substantially all of the Company's fixed income investments prior to year-end. This enabled the Company to achieve the $8.0 million of net realized investment gains described in financial results, and also set the stage for the Company to redeploy these assets in light of current market conditions. Presently, these funds are invested in short-term, investment grade securities."

         Mr. Trumbull concluded, "While much remains to be done, we believe that we have accomplished a great deal during the past eight months. We remain optimistic regarding the future prospects for our Company."

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
                                                                    EXHIBIT 99.1


         NYMAGIC, INC. is an insurance holding company whose property and casualty insurance subsidiaries specialize in underwriting ocean marine, inland marine and non-marine liability insurance, and whose agency subsidiaries specialize in establishing markets for such business. The Company maintains offices in New York, San Francisco and Chicago.

         Any forward-looking statements concerning the Company's operations, economic performance and financial condition contained herein, including statements related to the outlook for the Company's performance in 2003 and beyond, are made under the safe harbor provisions of the Private Securities
Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies, many of which are beyond the control of the Company. Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include, but are not limited to, the cyclical nature of the insurance and reinsurance industry, premium rates, the estimation of loss reserves and loss reserve development, net loss retention, the effect of competition, the ability to collect reinsurance recoverables, the availability and cost of reinsurance, changes in the value of the Company's investment portfolio, changes in the ratings assigned to the Company by rating agencies and other risks and uncertainties as included in the Company's filings with the Securities and Exchange Commission. These risks could cause actual results for the 2003 year and beyond to differ materially from those expressed in any forward-looking statements made. The Company undertakes no obligation to update publicly or revise any forward-looking statements made.










                           COMPARATIVE TABLE ATTACHED)


CONTACT:    George R. Trumbull
            NYMAGIC. INC.
            (212) 551-0610





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
                                                                    EXHIBIT 99.1

                                  NYMAGIC, INC.
                                TABLE OF RESULTS
                                   (Unaudited)
                      (In thousands, except per share data)


                                               THREE MONTHS ENDED                     YEAR ENDED
                                                  DECEMBER 31,                        DECEMBER 31,
                                            2002             2001               2002             2001
                                            ----             ----               ----             ----

REVENUES:
Net premiums earned                       $ 28,468         $ 33,844          $ 113,457        $  84,633
Net investment income                        4,030            3,949             15,821           17,388
Realized investment gains                   12,354            1,598              8,456            2,874
Commission  and other income                   276              142              1,735            3,597
                                          ---------        ---------         ----------       ----------

Total revenues                              45,128           39,533            139,469          108,492

EXPENSES:
Net losses & loss adjustment expenses       19,058           26,958             73,356           87,900
Policy acquisition expenses                  5,365            4,902             18,899           16,083
General & administrative expenses            3,846            3,953             18,373           16,953
Interest expense                               149               35                575              395
                                          ---------        ---------         ----------       ----------

Total expenses                              28,418           35,848            111,203          121,331

Income (loss) before income taxes           16,710            3,685             28,266          (12,839)

Total income tax expense (benefit)          (3,872)           1,252               (444)             300
                                          ---------        ---------         ----------       ----------

Net earnings (loss)                        $20,582           $2,433            $28,710         ($13,139)

Earnings (loss) per share:
       Basic                                $ 2.22            $ .26             $ 3.09          ($ 1.42)
                                          ---------           ------            -------         --------
       Diluted                              $ 2.20            $ .26             $ 3.08          ($ 1.42)
                                          ---------           ------            -------         --------

Weighted average shares outstanding:
       Basic                                 9,286            9,261              9,277            9,232
       Diluted                               9,369            9,280              9,309            9,232

SUPPLEMENTARY INFORMATION:
Gross written premiums                    $ 32,111         $ 64,448          $ 152,517        $ 147,643
Net written premiums                        21,756           47,096            106,442           89,692


BALANCE SHEET DATA:                   December 31,     December 31,
                                              2002             2001
                                              ----             ----

Shareholders' equity                      $220,953         $199,272
Book value per share (1)                     23.54            21.46

(1) Calculated on a fully diluted basis. Assuming the Conning investment was made at December 31, 2002, book value per share would have been $23.44.


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